UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
 September 13, 2006

MENTOR CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	001-31744	41-0950791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mentor Drive
Santa Barbara, California  93111
(Address of principal executive offices, including zip code)

(805) 879-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into Material Definitive Agreement

(a)     On July 17, 2006, the Board of Directors of Mentor Corporation (the "Company") approved an amendment to the Mentor Corporation  2005 Long-Term Incentive Plan (the "2005 Plan"), subject to shareholder approval. The amendment would increase the number of shares of the Company's common stock available for award grants under the 2005 Plan by an additional 1,600,000 shares so that the new aggregate share limit for the 2005 Plan would be 7,600,000 shares.  The Board of Directors approved the additional share authority requested under the 2005 Plan based, in part, on a belief that the number of shares then available under the 2005 Plan did not give the Company sufficient authority and flexibility to adequately provide for future incentives, as there were 640,517 shares of the Company's common stock available for future awards. A more detailed description of the 2005 Plan amendment and a summary of the 2005 Plan may be found in the Company's 2006 Proxy Statement in the section entitled "Proposal 3-Approval of Amendment to the Mentor Corporation 2005 Long-Term Incentive Plan" and is incorporated herein by reference.  The full text of the 2005 Plan, as amended as described herein, has been filed electronically with the Securities and Exchange Commission as an attachment  to the 2006 Proxy Statement and as Exhibit 10.1 to this Current Report on Form 8-K, and can be reviewed on the SEC's website at http://www.sec.gov.

On September 13, 2006, the amendment to the 2005 Plan became effective upon approval by the Company's shareholders at the 2006 Annual Meeting of Shareholders.

(b)     On September 14, 2006 (the "Award Date"), the Compensation Committee of the Board of Directors of the Company granted an award of 2,500 restricted shares of Company common stock (the "Restricted Stock") to each non-employee member of the Board of Directors.

Pursuant to the Company's Amended 2005 Long-Term Incentive Plan (the "Plan"), the Company granted Restricted Stock valued at the fair market value of $49.70 per share, the closing price of the Company's common stock on the New York Stock Exchange as of the Award Date.  The Restricted Stock is subject to the terms of the Plan and an individual Restricted Stock Award Agreement to be executed by each participant (the "Award Agreement") as summarized below for participants who are directors of the Company.

In accordance with the Award Agreement and subject to its terms, the Restricted Stock shall vest, and restrictions shall lapse, with respect to one-fifth of the total number of shares of Restricted Stock on each of the first, second, third, fourth and fifth anniversaries of the Award Date.  The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the Restricted Stock.

Any unvested shares of Restricted Stock or any interest therein, generally may not be sold, assigned, pledged or otherwise disposed of, alienated or encumbered.  The participant shall be entitled to cash dividends and voting rights with respect to the shares of Restricted Stock he or she has been granted even if such Restricted Stock is unvested.  Any such rights, however, shall terminate as to any shares of Restricted Stock forfeited to the Company (as described below).

If the participant ceases to provide services to the Company, the participant's unvested Restricted Stock shall be forfeited to the Company regardless of the reason for the participant's cessation of services.  Notwithstanding the foregoing, if a Change in Control Event (as defined in the Award Agreement) occurs and any unvested shares of Restricted Stock do not automatically accelerate or become fully vested in connection with the Change in Control Event, and the participant ceases to be a member of the Board of Directors for any reason within 12 months following the date of the Change in Control Event, any unvested shares of Restricted Stock not previously subject to automatic acceleration shall become fully vested as of the date the participant ceases to be a director.

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Item 9.01               Financial Statements and Exhibits

           (d)                Exhibits

10.1	Mentor Corporation Amended 2005 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mentor Corporation

Date: September 19, 2006	By:	/s/ Loren L. McFarland
Loren L. McFarland Chief Financial Officer

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